Manchester, Inc. to Acquire Discovery Byrider, Inc., Brightstar Financial Group, Inc. and Their Affiliates

DALLAS, Sept. 17 /PRNewswire-FirstCall/ -- Manchester, Inc. (OTC Bulletin Board: MNCS) announced today the execution of a Letter of Intent with Jacksonville area based Buy-Here/Pay-Here used car dealers, James Thompson and James Kagiliery, to acquire eight entities: (i) Discovery Byrider, Inc. ('Discovery'), (ii) Overdrive Systems, Inc., (iii) Brightstar Financial Group, Inc. ('Brightstar'), (iv) Drivestar Financial Group, Inc., (v) Drivestar Financial II, Inc., (vi) Overdrive Systems II, Inc., (vii) Ticket 2 Drive, Inc., and (viii) Mytac, Inc. Manchester intends to acquire these companies from James Thompson, James Kagiliery and other shareholders. All of the companies with the exception of Ticket 2 Drive, Inc. and Mytac, Inc. are franchisees of J.D. Byrider, which has a right of first refusal that must be exercised or waived within 30 days. The consummation of the acquisition is subject to (i) final due diligence by Manchester, (ii) execution of a definitive purchase agreement and (iii) approval of Manchester's credit provider.

Thompson and Kagiliery operate eight dealerships throughout Florida and Georgia and are currently selling over 3,000 vehicles per year. They will continue to manage the dealerships' day-to-day operations following the acquisition. Both Thompson and Kagiliery have been principals in the Buy-Here/Pay-Here industry for more than seven years as heads of Discovery and Brightstar Financial.

'The possibility of the acquisition of Discovery and Brightstar, presented a unique opportunity for our organization. Over the last eight years Jim Thompson and Jim Kagiliery have built a successful organization with 2006 revenues exceeding $62 million,' said Rick Stanley, Manchester's Chief Executive Officer. Stanley added, 'As stated previously, the second major phase of Manchester's business plan is to accelerate our future acquisitions and we are fortunate to bring these operations into our organization. The quality of management represented by Jim Thompson and Jim Kagiliery is generally only found in independently owned operations. By acquiring companies like Discovery we not only get a good business but top quality management that is not readily obtainable otherwise.'

In 2000 Thompson and Kagiliery partnered with Steele Gudal to start Discovery's operations in Jacksonville, FL. Since that time they have expanded their operations to include Tallahassee, FL, St. Augustine, FL and Augusta, GA. Growth has been controlled and based upon the ability to effectively manage operations and portfolios. Thompson has been responsible for front end operations including inventory, service and sales, while Kagiliery has focused on the performance of their portfolio which has grown to over $64 million in receivables. Both Thompson and Kagiliery have been in the Buy Here Pay Here and subprime finance business for over 15 years. Presently, Jim Kagiliery is a regional vice president of the Florida Independent Automotive Dealers Association and a member of their Board of Directors.

Larry Taylor, Chief Financial Officer stated, 'As announced last week our current lender has reduced Manchester's borrowing costs for ongoing operations by 400 basis points to 13.25%. This reduction will provide significant long term savings for us and our existing operations. Applying this new rate to the projected borrowings for the Discovery operation will result in interest cost savings of between $1.2 million and $1.5 million during the first 12 months following the acquisition. We are also in discussions with several leading financial institutions to further reduce our interest costs while we continue to move toward future securitizations.'

About Manchester, Inc.

Manchester, headquartered in Dallas, Texas, is seeking to create the preeminent company in the Buy-Here/Pay-Here auto business. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems, generally financing sales contacts ranging from 24-48 months.

On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester's SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester's SEC filings.

SOURCE Manchester, Inc.

Source: PR Newswire (September 17, 2007 - 11:27 AM EST)

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